Exhibit 10.9

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(c) and Rule 406 of the

Securities Act of 1933, as amended.

SYNTHORX, INC.

MASTER SERVICES AGREEMENT

THIS MASTER SERVICES AGREEMENT (this “Agreement”) is entered into as of April 12, 2018 (the “Effective Date”), by and between SYNTHORX, INC., a Delaware corporation (“Synthorx”), with its principal place of business located at 11099 North Torrey Pines Road, Suite 290, La Jolla, CA 92037, USA, and CYTOVANCE BIOLOGICS, INC., an organization organized under the laws of Delaware (“Provider”), having its principal place of business located at 800 Research Parkway, Suite 200, Oklahoma City, OK 73104.

RECITALS

WHEREAS, Synthorx is engaged in the research and development of pharmaceutical products;

WHEREAS, Provider has personnel, expertise and facilities suitable for conducting pharmaceutical research and/or development services on behalf of Synthorx; and

WHEREAS, Synthorx and Provider desire to enter into this Agreement to govern the relationship between the parties and to define the conditions under which Provider will perform services on behalf of Synthorx.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and premises contained in this Agreement, the receipt and sufficiency of which are hereby expressly acknowledged, the parties hereto agree as follows:

1.	DEFINITIONS.

1.1        “Batch” shall mean drug substance (the active pharmaceutical ingredient of Synthorx Product in bulk form as described in the applicable Work Order) or drug product (the active pharmaceutical ingredient of Synthorx Product in filled form as described in the applicable Work Order) that is intended to be of uniform character and quality, within specified limits, and is produced during the same cycle of manufacture as defined in the applicable batch records.

1.2        “C.F.R.” shall mean the Code of Federal Regulations, as amended.

1.3        “cGMP” shall mean (a) “current Good Manufacturing Practices” or “cGMP” as promulgated under U.S. Food, Drug & Cosmetics Act (21 U.S.C. §301 et seq.) and the regulations thereunder including 21 Code of Regulations chapters 210 and 211, as amended from time to time.

1.4         “Confidential Information” shall have the meaning provided in Section 7.2.

1.5        “Conforming Batch” shall mean a Batch that was made in accordance with agreed-upon Batch records, the Work Order, and, where applicable, cGMP.

1.6        “Intellectual Property” shall have the meaning provided in Section 5.1.

1.7        “Latent Defect” shall mean a non-conformance in a Batch caused by Provider that: (i) is not discoverable upon commercially reasonable physical inspection and testing, (ii) causes the Batch to fail to conform to the applicable Work Order or cGMP (if applicable), and (iii) is discovered within one (1) month of Synthorx’s acceptance of the Batch as a conforming Batch pursuant to Section 6.1(d) or (e). Any non-conformance in a Batch discovered more than one (1) month after Synthorx’s acceptance of such Batch is not a Latent Defect.

1.8        “Materials” shall have the meaning provided in Section 2.6.

1.9        “Project” shall have the meaning provided in Section 2.2.

1.10        “Protocol” shall mean a written protocol, approved in writing by Synthorx, detailing the instructions for conducting a particular Project (or portion thereof). Each Protocol shall be attached to the applicable Work Order and incorporated therein. A Protocol may only be amended upon Synthorx’s written approval, which such amendment shall be attached to the original Protocol and incorporated therein.

1.11        “Provider Technology” shall have the meaning provided in Section 5.2.

1.12        “Regulatory Authority” shall mean any U.S. regulatory or governmental authority, such as the U.S. Food and Drug Administration, and the European Agency for the Evaluation of Medicinal Products, or any successor agencies thereto.

1.13        “Results” shall have the meaning provided in Section 2.5.

1.14        “Services” shall mean the particular tasks to be performed by Provider in conducting a particular Project pursuant to this Agreement, as more fully set out in the applicable Work Order.

1.15        “Synthorx Product” shall mean, if applicable, a particular Synthorx drug candidate, pharmaceutical product, or other therapeutic product for which Provider shall conduct a Project, as identified with particularity in the applicable Work Order.

1.16        “U.S.C.” shall mean the United States Code, as amended.

1.17         “Work Order” shall have the meaning provided in Section 2.2.

1.18        “Work Product” shall mean any and all results (including Results) and products (interim and/or final) of the Services performed by Provider, whether tangible or intangible, including, without limitation, all data that is generated, and each and every invention, discovery, design, drawing, protocol, process, technique, formula, trade secret, device, compound, substance, material, pharmaceutical, method, software program (including, without limitation, object code, source code, flow charts, algorithms and related documentation), listing, routine, manual and specification, whether or not patentable or copyrightable, that are made, developed, perfected, designed, conceived or first reduced to practice by Provider, either solely or jointly with others, in the course and as a result of performing the Services.

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2.	SCOPE OF WORK.

2.1      Scope of Agreement. As a master form of contract, this Agreement allows the parties to contract for multiple Projects through the issuance of multiple Work Orders (as discussed in Section 2.2 below), without having to re-negotiate the basic terms and conditions contained herein.

2.2      Work Orders. The specific research or development activities to be performed, or other services to be provided, by Provider for each project under this Agreement (each, a “Project”) shall be separately specified on a Project-by-Project basis in writing on terms and in a form acceptable to the parties (each such writing, a “Work Order”). The Protocol(s) applicable to a particular Project shall be attached to, and are hereby incorporated by reference in, the corresponding Work Order. The Work Order for each Project will be attached hereto as a new “Work Order No.         ” as part of Exhibit A. Each Work Order shall be signed by both parties and shall set forth, upon terms mutually agreeable to the parties, the specific Services to be performed by Provider, the time line and schedule for the performance of such Services and the compensation to be paid by Synthorx to Provider for the provision of such Services, as well as any other relevant terms and conditions. If a Project includes the development of specific Work Product, the specifications of such Work Product shall be set forth in the relevant Work Order. If a Project involves a clinical trial or any other study the results of which are expected or intended to be submitted to any Regulatory Authority, the relevant Work Order shall specify: (a) any particular laws, rules, regulations, guidelines and standards (e.g., cGMP) of any Regulatory Authority or other body that Provider is to comply with in performing such Project; and (b) any obligations to be transferred to Provider pursuant to 21 C.F.R. § 312.50 or other applicable laws, rules and regulations in connection with such Project. There shall be no minimum or maximum number of Work Orders to be entered into under this Agreement. Each Work Order shall be subject to all of the terms and conditions of this Agreement, in addition to the specific details set forth in the Work Order. To the extent any terms or provisions of a Work Order conflict with the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control, except to the extent such Work Order specifically states the parties’ intent that such Work Order control with respect to a particular matter. The parties shall attach a copy of each Work Order to this Agreement, and each such Work Order shall be incorporated herein by reference. Any changes to such Work Order shall be in writing, executed by each party, attached to the original Work Order and incorporated therein and attached hereto as part of Exhibit A.

2.3      Compliance with Work Orders and Law. Provider agrees to perform the Services set forth in each Work Order in a competent and professional manner and in strict accordance with the terms and conditions contained in this Agreement, such Work Order and any applicable Protocol(s). Provider shall perform its obligations hereunder in conformance with all applicable federal, state and local statutes, rules and regulations, including, if applicable, cGMP. If government regulatory requirements are changed, then Provider shall comply with the new requirements. If compliance with new regulatory requirements necessitates a change in a Work Order, Provider will obtain Synthorx’s written consent to such change prior to implementation. Provider shall comply strictly with the applicable Protocol in performing the Services for a Project.

2.4      Synthorx’s Approval of Subcontractors. Provider shall not subcontract any of the Services under a Work Order without Synthorx’s prior written consent. Provider shall at all

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times be responsible for the compliance of its permitted subcontractors with the terms and conditions of this Agreement and the applicable Work Order. However, Provider shall have no responsibility for the acts or omission of any subcontractors that Synthorx requires Provider to use for subcontracted Services.

2.5      Results. All data generated by Provider or its employees, agents, consultants, Synthorx-approved subcontractors or other representatives in the course of conducting a Project, whether in written, graphic or electronic form or contained in any computer database or in any computer readable form (collectively, the “Results”), will be owned solely by Synthorx. Provider shall record, or cause to be recorded, all Results in a timely, accurate and complete manner. All Results collected shall be delivered to Synthorx by Provider in a timely manner throughout the performance of each Project, and, except as otherwise specified in the applicable Work Order, Provider shall deliver a final report of the Results of each Project to Synthorx no event later than 14 days after completion or termination of such Project or termination of this Agreement. Synthorx shall have the right to review, publish, disclose and use any Results as Synthorx, in its sole discretion, deems appropriate, including, without limitation, in submission to any Regulatory Authority. Any copyrightable work created in connection with the performance of a Project and contained in or relating to the Results will be considered a work made for hire, whether published or unpublished, and all rights therein will be the property of Synthorx as author and owner of copyright in such work. For purposes of clarification, this section shall apply to each Project individually.

2.6      Materials. Synthorx agrees to provide at no cost to Provider the applicable biological and/or chemical materials necessary for performance of a Project as specified in the applicable Work Order, which may include, without limitation, Synthorx Product (collectively, “Materials”), in amounts sufficient for the conduct of the Project. All such Materials will remain the sole property of Synthorx, will be used only in furtherance of the Services in accordance with this Agreement and Work Orders, will not be used or delivered to or for the benefit of any third party without the prior written consent of Synthorx, and will be used in compliance with all applicable laws, rules and regulations. Synthorx at all times throughout the term of this Agreement shall retain all rights, title, and interest in and to the Materials used in the Services, or has obtained the necessary permission to transfer the Materials to Provider for use in the Services. Unless otherwise stated in a Work Order, the Materials do not have hazardous properties and no specific safe handling instructions are applicable. If requested by Provider, Synthorx will supply Provider with a material safety data sheet for any Materials. Provider is under no obligation to produce products which are classified as antibiotics, cytotoxic, or highly active drugs, or are complexed with radioisotopes, all of which generally require segregated and specialized facilities and equipment. Other than the foregoing statements regarding the Materials, THE MATERIALS ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE.

3.	PAYMENT AND BUDGET.

3.1      Estimated Budget; Accounting. Except to the extent a Work Order provides for Provider to perform Services on a fixed-fee basis, each Work Order shall contain an estimated

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budget for the performance of the Work Order, as well as additional terms and conditions relating to such estimated budget, and Provider will provide to Synthorx, at intervals stated in each Work Order, an accounting of costs incurred and accrued to date for Services under the applicable Project.

3.2      Invoices; Payment. Unless otherwise agreed by the parties in writing, Provider shall provide to Synthorx for each Work Order one or more separate invoices (to be delivered at intervals specified in such Work Order), such invoice summarizing the Services performed during that period of time under that Work Order and the fees and costs therefor. Synthorx shall pay each invoice within […***…] of receipt thereof, in accordance with the applicable schedule of payments specified in such Work Order. Late payments are subject to an interest charge of […***…]% per month on the outstanding balance. Provider’s failure to bill for interest due shall not be a waiver of Provider’s right to charge interest. Synthorx shall not be obligated to pay any amounts in excess of the fixed fee, budget or other payments (as applicable) specified in a Work Order that have not been approved in writing by Synthorx in advance.

3.3      Taxes. Provider will be liable for […***…] imposed with respect to Provider’s performance of Services, except for applicable sales and use taxes that by law Provider must add to the cost of Services and which are separately stated on Provider’s invoice. Synthorx shall pay all […***…] assessed upon or levied against the sale of Synthorx Product to Synthorx pursuant to this Agreement or the sale or distribution of Synthorx Product by Synthorx (or at Synthorx’s sole expense, defend against the imposition of such taxes and expenses). Provider shall notify Synthorx of any such taxes that any governmental authority is seeking to collect from Provider, and Synthorx may assume the defense thereof in Provider’s name, if necessary, and Provider agrees to fully cooperate in such defense to the extent of the capacity of Provider, […***…].

3.4      Records Audit. Except to the extent a Work Order provides for Provider to perform Services on a fixed-fee basis, Synthorx and/or an independent accounting firm appointed by Synthorx, […***…], shall have the right to audit Provider’s financial records relating to a Project during the time such Project is ongoing under this Agreement once per calendar year ; provided, that any such audit(s) shall be conducted upon reasonable advance notice to Provider, at a mutually agreed upon time and duration, and during Provider’s normal business hours.

4.	REGULATORY.

4.1      Regulatory Inspections. If any Regulatory Authority conducts, or gives notice to Provider of its intent to conduct, an inspection at Provider’s facilities where any Project or Services are currently being performed or to take any other regulatory action with respect to any Project or Services, Provider will use […***…] to notify Synthorx in writing prior to complying with such a demand or request. If the Regulatory Authority inspection or other regulatory action is specific only to Synthorx Project, subject to the consent of the Regulatory Authority, a Synthorx representative may be present at any such inspections and shall have the opportunity to provide, review, and comment on any required responses pertaining to the Synthorx Product.

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4.2      Site Visits by Synthorx. Once per calendar year, up to two representatives of Synthorx may visit and/or meet with Provider or Synthorx-approved subcontractors at for up to two days during normal business hours to observe the progress of all Projects, perform routine audits and/or functional evaluations, and review relevant records. Provider shall assist Synthorx in scheduling such visits at mutually agreeable times at no extra charge. Provider agrees to identify a representative of their independent Quality Assurance unit, as applicable, to act as a liaison to a representative of Synthorx Quality Unit. The audits may take place over a longer duration if agreed to by Synthorx and Provider.

4.3      Record-Keeping. Provider shall maintain records of documents, information, data and materials used or generated in performance of the Services (including, without limitation, Work Product and Intellectual Property) in a professional manner so as to permit Synthorx to review such records in accordance with this Section 4.3 without disclosing to Synthorx any third party confidential or proprietary information. Designated representatives of Synthorx shall, upon at least […***…] advance notice to Provider, have access to and shall be permitted to review all such records during the term of this Agreement and during the applicable retention period specified in Section 4.4. Upon Synthorx’s request, Provider will provide to Synthorx an inventory of records and record types pertaining to any Project or Services, and upon request, a copy of any or all such records.

4.4    Retention of Records. Subject to the provisions of Article 7, Provider may retain in its possession copies of any and all data, documents or information related to the performance of this Agreement solely as required for regulatory, legal or insurance purposes. Except as expressly set forth in any Work Order(s), Provider shall maintain: all such records that relate in any way to a Synthorx Product, until the latest of: (i) […***…] following the completion date of the applicable Project for the Synthorx Product; and (ii) […***…] required by applicable laws, rules and regulations. At the end of the stated retention periods, Provider will contact Synthorx, and Synthorx will choose to have the retained records transferred to their control or authorize Provider to destroy records or transfer them to an offsite storage facility. Notwithstanding anything to the contrary in this paragraph, Provider may indefinitely keep all validation and technical transfer documents in connection with the Services performed for Synthorx.

4.5      Retention of Samples. Provider will retain samples of raw materials, packaging materials, labeling, intermediates (if applicable), and final Synthorx Product for […***…] after the release date under the conditions stated in the respective material specifications. At the end of the retention period, Provider will contact Synthorx and request written permission to transfer the retained samples to Synthorx or have them destroyed. If no response is received after […***…] from the end of the retention period, Provider will have the right to destroy the retained samples.

5.	OWNERSHIP OF INTELLECTUAL PROPERTY.

5.1      Work Product. Provider understands and agrees that the underlying rights to the intellectual property and Materials that are the subject of each Work Order, including, without limitation, all intellectual property rights in Synthorx Products, are owned solely by Synthorx. Neither Provider nor any Synthorx-approved subcontractor shall acquire any rights of any kind

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whatsoever with respect to Synthorx Products as a result of conducting a particular Project. Except as expressly set forth in Section 5.2, all right, title and interest in and to Work Product generated in the performance of work conducted under this Agreement by Provider’s employees, agents, consultants, subcontractors or other representatives, either solely or jointly with employees, agents, consultants or other representatives of Synthorx, including all patent and other intellectual property rights therein (collectively, the “Intellectual Property”), will be owned solely by Synthorx. Provider hereby assigns to Synthorx any and all rights that Provider may have in and to the Work Product and Intellectual Property. Provider represents and warrants to Synthorx that each employee, agent, consultant and subcontractor of Provider is obligated to assign all of his/her/its right, title and interest in and to Intellectual Property to Provider. Provider and all employees, agents, consultants and subcontractors of Provider shall sign and deliver to Synthorx all writings and do all such things as may be necessary or appropriate to vest in Synthorx all right, title and interest in and to such Work Product and Intellectual Property. Provider will promptly disclose to Synthorx any such Work Product arising under this Agreement. Synthorx may, in its sole discretion, file and prosecute in its own name and […***…], patent applications on any patentable inventions within the Work Product. Upon the request of Synthorx, […***…], Provider will assist Synthorx in the preparation, filing and prosecution of such patent applications and will execute and deliver any and all instruments necessary to effectuate the ownership of such patent applications and to enable Synthorx to file and prosecute such patent applications in any country.

5.2      Provider Technology. Work Product shall not include any Provider proprietary technology existing prior to the Effective Date or that is developed by Provider independent of any activities conducted pursuant to this Agreement (“Provider Technology”), and, as between the parties, all such Provider Technology shall be owned solely by Provider. In order to provide Synthorx with freedom-to-operate with respect to Synthorx Products, Work Product and Intellectual Property, Provider hereby grants to Synthorx a limited worldwide, royalty-free, non-exclusive license, including the right to sublicense through multiple tiers of sublicense, to use Provider Technology solely if and to the extent necessary for the development, manufacture, use, sale, offer for sale and import of Synthorx Products, Work Product and Intellectual Property.

5.3      No Implied License. Neither Synthorx nor Provider transfers to the other by operation of this Agreement any patent right, copyright right, trademark right or other proprietary right of any party, except as expressly set forth in this Agreement.

6.	PRODUCT ACCEPTANCE AND TESTING; DELIVERY; RECALLS.

6.1      Acceptance and Testing.

(a)      Testing by Provider. Each Batch will be sampled and tested by Provider in accordance to the approved Batch record, and Provider will review the documentation to assess if the Batch is a Conforming Batch.

(b)      Provision of Records. If, based upon such tests and documentation review, Provider determines that a Batch is a Conforming Batch, then the Batch documentation for each Batch of drug substance or drug product will be delivered to Synthorx by an agreed upon courier.

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(c)      Review of Batch Documentation. Synthorx will notify Provider in writing of its acceptance or rejection of such Conforming Batch within […***…] of receipt of the complete Batch documentation relating to such Batch. During this review period, the parties agree to respond promptly, but in any event within […***…], to any reasonable inquiry or request for a correction or change by the other party with respect to such Batch documentation.

(d)      Failure to Accept or Reject. If Synthorx does not notify Provider within the applicable time period that the Batch does not conform to the Work Order or cGMP (if applicable), then Synthorx will have accepted the Batch as a Conforming Batch and waived its right to revoke acceptance, and the drug substance or drug product must be deemed a conforming Synthorx Product.

(e)      Dispute Regarding Batch. In case of any disagreement between the parties as to whether a Batch conforms to the relevant Work Order or cGMP (if applicable) Synthorx shall notify Provider in writing, including a detailed explanation of the non-conformity. The quality assurance representatives of the Parties will attempt in good faith to resolve any such disagreement and Synthorx and Provider will follow their respective standard operating procedures to determine the conformity of the Batch to the Work Order and cGMP (if applicable). If the foregoing discussions do not resolve the disagreement in a reasonable time (which must not exceed […***…]), a representative sample of such Batch and/or relevant documentation will be submitted to an independent testing laboratory (in the case of an alleged failure to conform to the relevant Work Order) and/or independent cGMP consultant (in the case of an alleged failure to comply with cGMP), mutually agreed upon by the parties, for tests and final determination of whether the Batch conforms with such Work Order and/or cGMP (if applicable). The laboratory and retesting of the Batch must comply with cGMP (if applicable). The laboratory or consultant, as applicable, must be of recognized standing in the industry. Neither party may unreasonably withhold consent to the appointment of such laboratory and consultant. Such laboratory will use the test methods contained in the relevant Work Order. The determination of conformance by such laboratory and/or cGMP consultant, as applicable, with respect to all or part of such Batch will be final and binding on the parties absent manifest error. The fees and expenses of the laboratory and/or consultant, as applicable, incurred in making such determination shall be paid by the party against whom the determination is made.

(f)      Latent Defect. In the event Synthorx discovers a Latent Defect in a Batch after Synthorx previously accepted such Batch as a Conforming Batch pursuant to paragraphs (d) or (e) of this Section, Synthorx will have one month from the date of acceptance of that Batch to reject such Batch because of the Latent Defect. Notice of rejection of a Batch because of a Latent Defect must be in writing and sent to Provider by certified mail or nationally recognized express courier service within two weeks of the discovery of the Latent Defect, and such notice must include a detailed explanation as to why the alleged Latent Defect does not adhere to the applicable Work Order or cGMP (if applicable). Any disagreement as to whether the Latent Defect causes the subject Batch to fail to conform to the applicable Work Order or cGMP (if applicable) will be resolved in accordance with the procedures set forth in paragraph (e) of this Section.

(g)      Remedy. If Provider admits that a Batch fails to conform to the applicable Work Order or cGMP (if applicable), or the laboratory or consultant (as described in paragraph (e) of this Section), after taking into consideration Provider’s acts and omissions, Synthorx’s acts and

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omissions, and any deficiency in the Materials, data, methods, processes, intellectual property, or other information supplied by Synthorx to Provider, determines that a Batch fails to conform to the applicable Work Order or cGMP (if applicable) primarily as a result of Provider’s acts or omissions, then, as Synthorx’s sole remedy, […***…], and subject to Synthorx, […***…], supplying the replacement Materials, Provider will, within the time period required to prepare such Batch as described in the applicable timeline from receipt of replacement Materials, reprocess such Batch, or formulate from the beginning if unable to reprocess, so that it conforms with the relevant Work Order or with cGMP (if applicable). Manufacturing deviations and investigations that occur during production and do not cause the Batch to be non-compliant with cGMP will not be deemed to result in a non-conforming Batch.

6.2      Delivery of Product. Unless otherwise agreed in writing by the parties, all Synthorax Product, samples, components, or other materials shipped by Provider to Synthorx are delivered F.O.B. Provider’s facilities. Provider shall package for shipment such Synthorax Product, samples, components, or other materials […***…] and in accordance with Synthorx’s full written and reasonable instructions. Synthorx shall procure, […***…], insurance covering damage or loss of Synthorx Product during shipping. All shipping instructions of Synthorx shall be accompanied by the name and address of the recipient and the shipping date.

6.3      Exports and Recalls.

(a)      Exporter of Record. Synthorx remains the owner of the Synthorx Product and shall be the exporter of record for any Synthorx Product shipped out of the United States. Synthorx warrants that all shipments of Synthorx Product exported from the United States will be made in compliance with all applicable United States export laws and regulations and all applicable import laws and regulations into the country of deportation. Synthorx shall be responsible for obtaining […***…] any licenses, clearances, or other governmental authorization(s) necessary for the exportation from the United States. Synthorx shall select […***…] the freight forwarder, who will solely be Synthorx’s agent. Synthorx and its freight forwarder shall be solely responsible for preparing and filing the shipper’s export declaration and any other documentation required for the export. In connection with each delivery of Synthorx Product, Provider will deliver to Synthorx all certificates of analysis, certificates of conformity, and such other documentation as is required to meet all requirements under applicable law with respect to such Synthorx Product.

(b)      Synthorx Product Recalls. In the event Synthorx shall be required to recall any Synthorx Product because such Synthorx Product may violate local, state, or federal laws or regulations, or the laws or regulations of any applicable foreign government or agency, or in the event that Synthorx elects to institute a voluntary recall, withdrawal, field alert or similar action (collectively a “Recall”), Synthorx shall be responsible for coordinating such Recall. Synthorx promptly shall notify Cytovance if any Synthorx Product is the subject of a Recall and provide Cytovance with a copy of all documents relating to such Recall. Synthorx shall be responsible for all of the costs and expenses of such Recall.

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7.	CONFIDENTIALITY.

7.1      Confidentiality Obligation. […***…], each party will maintain all Confidential Information (as defined below) as confidential and will not disclose any Confidential Information or use any Confidential Information for any purpose, except (a) as expressly authorized by this Agreement, (b) as permitted by Section 7.3, or (c) to its employees, agents, consultants, Synthorx-approved subcontractors and other representatives who require access to such information to accomplish the purposes of this Agreement so long as such persons are under obligations regarding the confidentiality of the Confidential Information and the ownership of Work Product that are consistent with and no less protective to Synthorx than the terms of this Agreement. Each party may use the Confidential Information of the other party only to the extent required to accomplish the purposes of this Agreement. Each party will use at least the same standard of care as it uses to protect its own confidential information to ensure that its employees, agents, consultants, Synthorx-approved subcontractors and other representatives do not disclose or make any unauthorized use of the Confidential Information. Each party will promptly notify the other upon discovery of any unauthorized use or disclosure of the other party’s Confidential Information.

7.2      Definition. For purpose of this Agreement, “Confidential Information” means any confidential data or information disclosed by a party in writing, visually, orally or in electronic medium to the receiving party under this Agreement, including, without limitation, Work Product, Results, Intellectual Property, and all data, inventions, and information developed in or as a result of the performance of this Agreement, whether in oral, written, graphic or electronic form. Without limiting the generality of the foregoing, all intellectual property of either party shall be deemed the “Confidential Information” of such party. Notwithstanding the foregoing, Confidential Information will not include any information which a party can demonstrate by competent written evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of that party or any of its employees, agents, consultants or subcontractors, generally known or available; (b) is known by that party at the time of receiving such information (or, as applicable, generating such information pursuant to this Agreement), as evidenced by its pre-existing written records; or (c) is hereafter furnished to that party by a third party, as a matter of right and without restriction on disclosure.

7.3      Authorized Disclosure. Notwithstanding the provisions of Section 7.1, either party may disclose the other party’s Confidential Information, without violating its obligations under this Agreement, to the extent the disclosure is required by a valid order of a court or other governmental body having jurisdiction or is otherwise required by law or regulation, provided that the party gives reasonable prior written notice to the other party of such required disclosure and, at the other party’s request and expense, cooperates with the other party’s efforts to contest such requirement, to obtain a protective order preventing or limiting the disclosure, requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued or the law or regulation requires, and/or to obtain other confidential treatment of the Confidential Information so disclosed.

7.4      Third Party Confidential Information. Neither party shall disclose to the other party any confidential or proprietary information that belongs to any third party.

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8.	REPRESENTATIONS AND WARRANTIES.

8.1      Mutual Representations and Warranties. Each party represents and warrants that (a) it has full power and authority to enter into this Agreement, (b) this Agreement has been duly authorized, and (c) this Agreement is binding upon it.

8.2      Provider Representations and Warranties. Provider represents and warrants that: (a) Provider is not constrained by any existing agreement in providing complete disclosures to Synthorx concerning obligations to be performed under this Agreement; (b) Provider will render the Services in accordance with industry standards of professional conduct and in compliance with the terms of this Agreement, the terms of the Work Orders, and all applicable federal, state and local statutes, rules and regulations, including, if applicable, cGMP; and (c) the personnel assigned to perform Services rendered under this Agreement shall be qualified and professionally capable of performing the Services. Provider further represents and warrants that, as of the Effective Date, there are no pending warnings (i.e., warnings to which Provider has not responded) issued to Provider by any Regulatory Authority relating to services it has provided to third parties relating to any a clinical trial.

8.3      No Debarment. Provider hereby represents and warrants that it has not been debarred under the provisions of 21 U.S.C. §335a (“Debarred”). In the event that during the term of this Agreement Provider becomes Debarred, or receives notice of action or threat of action to have Provider Debarred, Provider agrees to notify Synthorx immediately. In either such event, Synthorx will have the right to terminate this Agreement upon written notice to Provider. Provider further represents and warrants that it has not used, and covenants that it will not use, in any capacity, the services of any individual, corporation, partnership, institution or association which has been Debarred. In the event Provider becomes aware that any individual, corporation, partnership, institution or association providing services to Provider which directly or indirectly relate to Provider’s activities under this Agreement has been Debarred, or has received notice of action or threat of action to have such entity Debarred, Provider will notify Synthorx immediately, in which event Synthorx will have the right to terminate this Agreement upon written notice to Provider.

8.4      Synthorx Representations and Warranties. Synthorx hereby represents and warrants that Synthorx shall: (i) provide complete and accurate scientific data necessary to Provider’s performance of Services; (ii) provide Provider with all information necessary to effect the reliable transfer of methods to Provider for performance of the Services; (iii) provide Provider with sufficient Materials necessary for the performance of Services; (iv) if applicable, review and approve in-process and finished Synthorx Product test results, regardless of which party is responsible for finished Synthorx Product release; (v) be responsible for the preparation of all Synthorx Product-related submissions to Regulatory Authorities; and (vi) perform any and all other obligations set forth in the relevant Work Order and Quality Technical Agreement

8.5      Materials. Synthorx hereby represents and warrants that Provider’s use of the Materials, data, intellectual property, and other information provided to Provider by Synthorx, and the Synthorx Product produced in accordance with this Agreement, will not violate or infringe on any patents, trademarks, service marks, copyrights, or any other intellectual property or confidential information of any third party.

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8.6      Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO THE OTHER PARTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

8.7      Limitation of Liability. Synthorx’s sole and exclusive remedy for non-conforming Synthorx Product or deliverables is limited to those remedies set forth in Section 6.1 EXCEPT FOR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY LOST PROFITS, LOST SAVINGS, OR ANY OTHER INCIDENTAL, SPECIAL, EXEMPLARY, OR CONSEQUENTIAL DAMAGES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT; provided, however, that this Section 8.7 shall not be construed to limit either party’s indemnification obligations under Article 10.

9.	TERM AND TERMINATION.

9.1      Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated in accordance with this Article 9, shall expire on the fifth anniversary of the Effective Date, except that if Services under any Work Order are in progress on the fifth anniversary of the Effective Date, this Agreement shall expire upon completion of such Services.

9.2      Termination for Material Breach. A party may terminate this Agreement or any Work Order for material breach of this Agreement by the other party upon 30 days’ written notice specifying the nature of the breach, if such breach has not been cured within such 30-day period. If such notice of breach is for breach of a Work Order, such notice shall note the specific Work Order under which such breach is claimed.

9.3      Termination At Will.

(a)      By Synthorx. Synthorx may terminate this Agreement or any Work Order at any time upon 60 days’ prior written notice to Provider. Notwithstanding the foregoing, if Services under any one or more Work Orders are in progress on the date Synthorx gives such notice of termination, then, at Synthorx’s option, termination under this Section 9.3(a) shall not be effective with respect to any such Work Order(s) specified by Synthorx until the later of (i) 60 days after the date on which Provider receives such notice of termination, or (ii) the date on which the Services to be provided under the Work Order(s) have been completed.

(b)      By Provider. Provided that all Services to be performed pursuant to all Work Orders under this Agreement have been completed (or terminated in accordance with this Article 9), Provider may terminate this Agreement on 60 days’ written notice to Synthorx.

9.4      Termination for Bankruptcy. This Agreement may be terminated at any time during by either party upon the other party’s filing or institution of bankruptcy, reorganization, liquidation, or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other party.

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9.5      Consequences of Termination. In the event of early termination of any individual Work Order for a Project, or in the event of termination of this Agreement and all Work Orders for all Projects, Synthorx shall pay to Provider all sums owing to Provider for Services completed up to the effective termination date of such Work Order(s) and all non-cancelable obligations reasonably incurred before the effective date of termination pursuant to such Work Order(s) within 60 days after the effective date of termination. Subject to the preceding sentence, Provider shall refund to Synthorx any prepaid amounts not earned by Provider prior to the date of such termination. Additionally, in the event of early termination of the manufacturing of any non-cGMP Batch, Synthorx shall pay to Provider a cancellation fee based on a percentage of the fees owed to Provider for completion of such Batch (a “Cancellation Fee”) as follows:

Days Prior Notice to Provider	Cancellation Fee as a Percent of Fees for Canceled non-cGMP Batch
> 121	0%
91 to 120	15%
61 to 90	50%
30 to 60	75%
< 30	100%

In the event of early termination or rescheduling of the manufacturing of any cGMP Batch, Synthorx shall pay to Provider a cancellation fee based on a percentage of the fees owed to Provider for completion of such cGMP Batch (a “Cancellation Fee”) as follows:

Days Prior Notice to Provider	Cancellation/Rescheduling Fee as a Percent of Fees for canceled cGMP Batch
> 271	0%
181 to 270	25%
91 to 180	50%
61 to 90	75%
30 to 60	90%
< 30	100%

Notwithstanding the above Cancellation Fees, Provider shall use commercially reasonable efforts to utilize resources that would have been used for Synthorx had the termination/reschedule not occurred for a third-party customer who has not reserved capacity at the time of termination/reschedule. Provider shall reduce the payment due under this Section 9.5 by a sum equal to the fee received by the third party customer (after accounting for out-of-pocket costs incurred by Provider to accomplish such mitigation) for the costs of Provider’s labor and equipment that Provider would have expended on manufacturing Synthorx’s non-cGMP or GMP Batch, as the case may be.

9.6      Survival Upon Termination. Expiration or termination of this Agreement will not relieve the parties of any obligation accruing prior to such expiration or termination. Sections 2.5, 2.6, 4.3, 4.3, 8.4, 8.7, 9.4 and 9.6 and Articles 4.5, 6, 10 and 11 shall survive expiration or termination of this Agreement.

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10.	INDEMNIFICATION.

10.1      Synthorx Indemnification. Synthorx hereby agrees to save, defend, indemnify and hold harmless Provider and its officers, directors, employees, consultants and agents (“Provider Indemnitees”) from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expense and attorneys’ fees (“Losses”), to which any such Provider Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any third party to the extent such Losses arise out of: (a) its breach, violation, non-compliance, or non-performance of any of the terms of this Agreement; (b) the gross negligence or willful misconduct of any Synthorx Indemnitee; (c) the development, manufacture, use, handling, storage, marketing, sale or other disposition of any Synthorx Product by or on behalf of Synthorx; or (d) any assertion that a Provider’s Indemnitee’s use of any Materials, data, methods, processes, intellectual property, or other information supplied by Synthorx or on behalf of Synthorx infringes the patents, trademarks, service marks, copyrights, or any other intellectual property rights or confidential information rights of a third party; except, in each case, to the extent such Losses result from the material breach by Provider of any representation, warranty, covenant or agreement made by it under this Agreement or the negligence or willful misconduct of any Provider Indemnitee.

10.2      Provider Indemnification. Provider hereby agrees to save, defend, indemnify and hold harmless Synthorx and its officers, directors, employees, consultants, contractors and agents (“Synthorx Indemnitees”) from and against any and all Losses to which any such Synthorx Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any third party to the extent such Losses arise out of its breach, violation, non-compliance, or non-performance of any of the terms of this Agreement or the gross negligence or willful misconduct of any Provider Indemnitee; except, in each case, to the extent such Losses result from the material breach by Synthorx of any representation, warranty, covenant or agreement made by it under this Agreement or the gross negligence or willful misconduct of any Synthorx Indemnitee.

10.3      General Conditions of Indemnification. A party’s agreement to indemnify, defend and hold the other party (the “Indemnified Party”) and its related entities harmless is conditioned upon the Indemnified Party: (a) providing written notice to the first party (the “Indemnifying Party”) of any claim, demand or action arising out of the indemnified activities within […***…] after the Indemnified Party has knowledge of such claim, demand or action (late notice will not absolve an Indemnifying Party of its indemnification obligations to the Indemnified Party, […***…]); (b) permitting the Indemnifying Party to assume full responsibility and authority to investigate, prepare for and defend against any such claim or demand; (c) assisting the Indemnifying Party, […***…], in the investigation of, preparation for and defense of any such claim or demand; and (d) not compromising or settling such claim or demand without the Indemnifying Party’s written consent.

10.4      Insurance.

(a)      Provider Insurance. Provider, […***…], shall secure and maintain in full force and effect throughout the term of this Agreement insurance coverage for general, professional and contractual liability (including errors and omissions coverage) […***…]

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[…***…] in light of Provider’s obligations hereunder (but no less than $[…***…] of coverage) with a reputable A-rated insurance company. In addition, Provider shall secure and maintain in full force and effect throughout the term of this Agreement workers’ compensation insurance in the amount required by the laws of any state in which any of Provider’s employees performing Services hereunder are located. Provider shall provide a certificate of insurance evidencing the required coverage under this Section 10.4 to Synthorx upon request

(b)      Synthorx Insurance. Synthorx shall procure and maintain, […***…] of all Synthorx Product produced under this Agreement, commercial general liability insurance, including without limitation, clinical trial product liability and contractual liability coverage (the “Synthorx Insurance”). The Synthorx Insurance shall cover amounts not less than […***…] ($[…***…]) combined single limit and shall be with an insurance carrier reasonably acceptable to Provider. Provider shall be named as an additional insured on the Synthorx Insurance and Synthorx shall deliver upon request a certificate of the Synthorx Insurance and endorsement of additional insured to Provider evidencing such coverage. If Synthorx fails to furnish such certificates or endorsements, or if at any time during the Term Provider is notified of the cancellation or lapse of the Synthorx Insurance, and Synthorx fails to rectify the same within thirty (30) days after notice from Provider, Provider, at its option, may terminate this Agreement. Any deductible and/or self-insurance retention shall be the sole responsibility of Synthorx.

11.	GENERAL PROVISIONS.

11.1      Independent Contractor Relationship. Provider’s relationship with Synthorx will be that of an independent contractor and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship. Provider is not an agent of Synthorx and is not authorized to make any representation, contract, or commitment on behalf of Synthorx. Provider will be solely responsible for all tax returns […***…] required to be filed with or made to any federal, state or local tax authority with respect to Provider’s performance of services and receipt of fees under this Agreement.

11.2      Use of Names. Neither party shall use the other party’s name or the names of the other party’s employees in any advertising, sales, promotional material or in any publication without prior written permission of the other party.

11.3      Force Majeure. In the event of a delay caused by inclement weather, fire, flood, act of war, act of terrorism, act of God, act of governmental officials or agencies, or any like cause beyond the control of the parties, the party or parties so affected shall be excused from performance hereunder for the period of time attributable to such delay, which may extend beyond the time lost due to one or more of the causes mentioned above. In the event of any such delay, the parties may, in their sole discretion, revise this Agreement by changing the schedule of payments in a given Work Order, the performance period, and other provisions, as appropriate, by mutual written agreement.

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11.4      Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without regard to its conflicts of laws principles.

11.5      Injunctive Relief. Each party hereby acknowledges and agrees that in the event of that party’s breach of any provision of this Agreement relating to Materials, Confidential Information and/or Intellectual Property (including, without limitation, Section 2.6, Article 4.5 and Article 7), the other party would suffer an irreparable injury such that no remedy at law would adequately protect or appropriately compensate the other party for such injury. Accordingly, the offending party agrees that the other party shall have the right to enforce this Agreement and any of such provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the other party may have for a breach of this Agreement.

11.6      Entire Agreement; Amendment. This Agreement, together with all Exhibits attached hereto (each of which is incorporated herein by reference), constitutes the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements relating to its subject matter. This Agreement may not be changed, modified, amended or supplemented except by a written instrument signed by an authorized representatives of each of Synthorx and Provider.

11.7      Non-Waiver. No failure or delay of one of the parties to insist upon strict performance of any of its rights or powers under this Agreement shall operate as a waiver thereof, nor shall any other single or partial exercise of such right or power preclude any other further exercise of any rights or remedies provided by law. Any waiver by a party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such party.

11.8      No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it.

11.9      Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, then such provision will be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it will be severed from the remainder of this Agreement. The remainder of this Agreement will remain in full force and effect, unless the severed provision is essential and material to the rights or benefits received by either party. In such event, the parties will negotiate, in good faith, and substitute a valid and enforceable provision or agreement that most nearly implements the parties’ intent in entering into this Agreement.

11.10      Successors and Assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party; provided, however, that Synthorx may assign this Agreement and its rights and obligations hereunder without Provider’s consent to an affiliate of Synthorx or in connection with the transfer or sale of all or substantially all of Synthorx’s business to which this Agreement relates to an affiliate or third party, whether by merger, sale of stock, sale of assets or otherwise. Notwithstanding the foregoing sentence, either party may, without the consent of the other party, assign this Agreement to its successor in interest in connection with the sale of all or

16.

substantially all of its stock or its assets to which this Agreement relates, or in connection with a merger, acquisition or similar transaction. No assignment shall relieve either party of the performance of any accrued obligation that such party may then have under this Agreement. The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties, and the name of a party appearing herein will be deemed to include the name of such party’s successors and permitted assigns to the extent necessary to carry out the intent of this section. Any assignment not in accordance with this Agreement shall be void.

11.11      Non-solicitation of Employees. From the Effective Date, and until […***…], neither party shall, either directly or indirectly, whether through a third party or otherwise, solicit, recruit, encourage, or induce any employee of or consultant or contractor to the other party to terminate his, her, or its relationship with such other party in order to accept or enter into any employment or independent contractor or other business relationship with an employer, entity, or person other than such other party. Notwithstanding the foregoing, neither party shall be restricted from hiring any employee or contractor of the other party who, without solicitation by the other party, applies for an advertised position and is subsequently hired by the other party.

11.12      Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, by overnight courier or by facsimile, to the party to be notified at its address(es) given below, or at any address such party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (a) the date of actual receipt; (b) if mailed, three days after the date of postmark; (c) if delivered by express courier, the next business day the courier regularly makes deliveries to the addressee’s location; or (d) if delivered by facsimile, upon confirmation of transmission.

If to Synthorx:	Synthorx, Inc. 11099 North Torrey Pines Road, Suite 290 La Jolla, CA 92037 USA Attn.: Fax:

If to Provider:	Cytovance Biologics, Inc. 800 Research Parkway, Suite 200 Oklahoma City, OK 73104 Attn.: Chief Executive Officer

11.13      Interpretation. The headings of clauses contained in this Agreement preceding the text of the sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. All references in this Agreement to the singular shall include the

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plural where applicable. Unless otherwise specified, references in this Agreement to any section shall include all subsections and paragraphs in such Section and references in this Agreement to any subsection shall include all paragraphs in such subsection. All references to days in this Agreement shall mean calendar days, unless otherwise specified. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either party, irrespective of which party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language, and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the parties regarding this Agreement, shall be in the English language.

11.14      Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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IN WITNESS WHEREOF, the parties have by duly authorized persons executed this Agreement as of the Effective Date.

SYNTHORX, INC.	CYTOVANCE BIOLOGICS, INC.

By: /s/ Laura Shawver, Ph.D.	By: /s/ Jesse McCool

Name: Laura Shawver, Ph.D.	Name: Jesse McCool

Title: President & CEO	Title: SVP of R&D

[SIGNATURE PAGE TO MASTER SERVICES AGREEMENT]

Exhibit A

Parties to use Provider’s Proporsal, attached hereto, as Work Order Format

A-3

Revision 2 – Scope of Work for Contract Manufacturing Services:

[…***…] Process Transfer for cGMP Production

Prepared for:

Client/Project Code:

123-18-000

For Cytovance Finance Department Use

Responsive. Reliable. Resourceful. Cytovance® Biologics Inc. 800 Research Parkway, Suite 200, Oklahoma City, OK 73104 Phone: 405.319.8310	www.cytovance.com

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A. Contact Information

Synthorx, Inc.	Cytovance Biologics, Inc.
[…***…] 11099 N. Torrey Pines Road, Suite 290 La Jolla, CA 92037 […***…] […***…]	[…***…] 800 Research Parkway, Suite 200 Oklahoma City, OK 73104 858.220.1597 kafansev@cytovance.com

B. Executive Summary

Synthorx, Inc. (“Synthorx”) is a biotechnology company developing novel therapeutics by expanding the genetic alphabet (A-T, G-C, and X-Y) with synthetic biology. The X and Y pair expands the 64 natural codons to 216, allowing protein synthesis to incorporate non-natural amino acids into new, unique protein therapeutics without re-appropriating cell’s natural codons. Synthorx’s platform drives site-specific non-natural amino acid incorporation into proteins of any size for at-scale manufacturing. Synthorx has asked Cytovance Biologics, Inc. (“Cytovance”) to provide a Scope of Work and pricing for process and analytical transfer for […***…] cGMP Drug Substance and Drug Product manufacturing. This project-specific proposal is provided solely for Synthorx based on information provided and key assumptions.

Issue Date:    Rev 2 – April 12, 2018            Expiration Date:    June 28, 2018

C. Revision Summary

Revision 2

•	Added Payment Table and signature block

Revision 1

•	Added clarification that […***…]
•	Changed scale to […***…]

D. Scope of Work

1. External Technology Transfer

To properly execute Synthorx’s Scope of Work, Cytovance may require additional documentation, including, but not limited to: expression construct and gene information, pertinent development reports, Raw Material Specifications, development batch records, equipment lists, SOPs, […***…] physicochemical properties, and analytical methods. After Cytovance’s initial technology transfer package review, any gaps will be discussed with Synthorx. If scope adjustments are required, Cytovance will issue a Change Order and adjusted project timeline for Synthorx approval.

Objectives

•	Receive documentation and materials from Synthorx necessary to undertake the Scope of Work
•	Review information provided
•	Prepare an updated timeline

Activities

•	Documentation - receive the following from Synthorx:
•

Completed Cytovance cell line questionnaire for the production cell bank and supporting documentation minimally including a Development/Research Cell Bank (DCB or RCB) with test reports, including sterility, product gene sequence and cell line performance information

•	Preliminary production process description(s), including raw material source information
•	Data summary generated during research material production
•	Transfer analytical method procedure(s), including extinction coefficient
•	Process and Product Specifications
•	Preliminary receipt of materials - receive the following from Synthorx:
•	[…***…] from the cell banks described in the cell line questionnaire
•	Critical process and analytical reagents
•	Interim Reference Standard, with documentation and storage and handling conditions
•	Prepare technology transfer documentation:
•	Review with Synthorx all documentation and supporting information provided
•	Clarify outstanding issues via meeting or teleconference to ensure a smooth project transition
•	Prepare Change Order and updated project timeline, if required
•	Prepare Cytovance Technology Transfer Checklist to identify and track necessary information exchange

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•	Author Technology Evaluation Report

Deliverables

•	Program timeline
•	Technology Evaluation Report
•	An approved final Scope of Work (if required)

2.    Platform Assay Verification/In-House Assay Evaluation

Objectives

•	[…***…]

Activities

•	Review available documentation and discuss any issues with the Synthorx’s technical contact
•	Execute assay method verification/evaluation using Synthorx’s comparator reference material

Deliverables

•	Method Verification/Evaluation Report

3.    Analytical Method Transfer and Qualification

Objectives

•

Transfer and/or qualify product-specific assays from Synthorx per appropriate guidelines: Critical assay execution factors and parameters have been explored and detailed in a test method procedure. Additional method development work may be required to prepare a Standard Operating Procedure (SOP) for a cGMP environment in the Quality Control Laboratory.

•	Transfer the following assays and qualify at Cytovance:
•	[…***…]

Activities

•	Perform method transfer for necessary product-specific assays
•	Review received documentation: […***…]
•	Assess technical issues and equipment gaps with Synthorx’s technical contact
•	Execute transferred method(s) using Synthorx’s interim Reference Standard and matrix two (2) times

Note: If a method transfer is unsuccessful, a Change Order may be discussed to initiate development and/or optimization. Successful method reproduces Synthorx’s results with appropriate analytical parameters based on information provided.

•	Prepare Cytovance SOP for each successfully-transferred method or Transfer Report summarizing assay transfer activities in the event the assay is not transferred
•	Prepare Qualification Protocol(s)
•	Qualify test methods with respect to applicable parameters: […***…]

Note: Not all parameters will be applied to all test methods

•	Revise Cytovance SOP(s) as needed and author Qualification Report(s)

Deliverables

•	Cytovance-authored SOP or Transfer Report
•	Analytical method Qualification Protocols for each method
•	Analytical method Qualification Report for each method
•	Approved Cytovance SOP for each method

4. Upstream Process Transfer and Demonstration

Note: The Scope of Work assumes a sufficient Process Description is provided during External Technology Transfer defining each unit operation, stepwise and overall process yield, observed stepwise process volumes, buffer and/or media stability and critical process controls.

Objectives

•	Demonstrate Synthorx’s […***…] at bench scale
•	Assess process manufacturability

Activities

•	Prepare R&D Protocol

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•	Use the cGMP production cell bank to perform […***…]

Note: Includes fermenter preparation, system tests, and control software programming, as necessary

•	[…***…]
•	[…***…]
•	Author Slide Deck Data Summary and R&D Report

Deliverables

•	R&D Protocol
•	Slide Deck Data Summary
•	Material to support downstream process and analytical development
•	R&D Report

5.    Downstream Process Transfer and Demonstration

Note: The Scope of Work assumes a sufficient Process Description is provided during External Technology Transfer defining each unit operation, stepwise and overall process yield, observed stepwise process volumes, buffer stability and critical process controls.

Objectives

•	Demonstrate the downstream process at Cytovance

Activities

•	Prepare R&D Protocol
•	Demonstrate the transferred downstream process using two (2) runs including the following steps:

1.    […***…]

Note: This proposal assumes the refolding step is not dialysis-based, is cGMP-appropriate, and is scalable.

•	Author Slide Deck Data Summary and R&D Report

Deliverables

•	R&D Protocol
•	Slide Deck Data Summary
•	R&D Report

6. Pilot-Scale Process Demonstration

Objectives

•	Demonstrate the process at bench scale in a continuous run as intended in manufacturing
•	Produce Non-cGMP material for tox studies

Activities

•	Prepare two (2) R&D Protocols—one (1) upstream and one (1) downstream
•	Prepare batch records, required solutions and chromatography resins
•	Use the cGMP production cell bank to perform […***…]
•	Perform […***…]] ([…***…]) downstream campaigns
•	Determine unit operation stepwise and process recovery, and residuals levels for final Drug Substance
•	Ship bulk Drug Substance to Synthorx
•	Author Slide Deck Data Summary and Certificate of Testing
•	Author […***…] ([…***…]) R&D Reports – […***…]

Deliverables

•	[…***…] ([…***…]) R&D Protocols
•	Non-cGMP bulk Drug Substance
•	Certificate of Testing
•	Slide Deck Data Summary
•	[…***…] ([…***…]) R&D Reports

7. Pre-Production Activities

7A. Manufacturing Sciences Assessment

Objectives

•	Transfer the intended manufacturing process to the Manufacturing Science and Technology (MS&T) team
•	Assess and fill equipment gaps

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•	Order long-lead raw materials

Activities

•	Scale process to intended Cytovance Manufacturing scale
•	Complete equipment assessment and gap analysis
•	Organize purchase and qualification groups to fill any equipment gaps if any
•	Author […***…] ([…***…]) Internal Technology Transfer Reports – Upstream and Downstream
•	Order long lead materials

Deliverables

•	Bill of Materials with long-lead items
•	[…***…] ([…***…]) Internal Technology Transfer Reports

7B. Bill of Materials Creation and Component Procurement

Objectives

•	Develop or receive a Bill of Materials (BOM)
•	Source required raw materials from qualified vendors

Activities

•	Generate, or receive from Synthorx, and review raw materials specification documents and BOM
•	Approve new vendors to provide cGMP material for bulk Drug Substance production

Note: Vendors previously qualified by Synthorx or Cytovance may not require additional vendor qualification

•	Cytovance QA: maintain all vendor and test lab audits
•	Prepare and approve Raw Material Specification documents
•	Purchase or receive all production components and consumables

Note: Per 21CFR210.3(b)(3), A component is any ingredient intended for use in the manufacture of a drug product, including those that may not appear in such drug product.

•	Determine required component testing

Note: Compendial testing for compendial components, manufacturer provided testing/qualified method testing for non-compendial components.

•	Execute Component Testing
•	Disposition components for manufacturing use

Note: Some raw material testing may need to be outsourced based on methodologies required. Costs for outsourced testing are not included in this proposal, and are pending receipt/generation of a Bill of Materials. Cytovance allows conditional release of items for manufacturing use pending acceptable test results.

Deliverables

•	Bill of Materials
•	Raw Material Specification documents approved by Cytovance and/or Synthorx
•	Vendor and test lab audits
•	Components tested and approved for GMP use

7C. Documentation and Facility Preparation

Objectives

•	Prepare and release process-/product-specific documents necessary for Scope of Work execution; modify as necessary
•	Prepare facilities and equipment for Non-cGMP and/or cGMP production

Activities

•	Draft necessary documentation to support production and release: batch records, item/material specifications, standard test methods, Bill of Materials, Product Specifications, and sampling protocols
•	Release and maintain all necessary documentation
•	Prepare cGMP facility for production: equipment set-up, suite changeover, etc.

Deliverables

•	Released documentation
•	Facility release for production
•	Release Specifications (Drug Substance/Drug Product)
•	Approved batch records

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8.    Master Cell Bank Preparation

Objectives

•	Use Development Cell Bank to prepare a Master Cell Bank of approximately […***…] suitable for cGMP production

Activities

•	Prepare Cell Banking Technology Transfer Report and Bill of Materials
•	Prepare batch records and accompanying documentation
•	Grow sufficient culture for approximately […***…]
•	[…***…]
•	[…***…]
•	[…***…]
•	[…***…]
•	[…***…]
•	Manage testing of Master Cell Bank in accordance with ICH guidelines at third party subcontractor
•	Provide on-site storage of Cell Banks

Note: To minimize risk, Cytovance recommends additional off-site storage of portions of Master Cell Banks at an approved bio-repository.Price to be determined later with third party vendor.

•	Ship cell bank as directed by Synthorx in a qualified […***…] with data logger

Deliverables

•	Cell Banking Technology Transfer Report
•	Bill of Materials
•	Approximately […***…]
•	Certificate of Analysis
•	Appropriate documentation regarding genotype, phenotype, and culture testing
•	Final Bank Disposition

9. Non-cGMP Production

Objectives

•	Perform […***…]
•	Use the run to finalize manufacturing documentation
•	Test the product to allow final cGMP Product Specification to be agreed upon
•	Demonstrate the scalability of the production and purification process
•	Produce Non-cGMP material

Activities

•	Perform […***…], draft batch records, and released raw materials
•	Address potential problems caused by scale up and track specific contaminants […***…]] across the process
•	Analyze process performance and product characteristics and compare with process demonstration results
•	Cytovance in-process testing to include as appropriate:
•	[…***…]

Note: If in-process testing exceeds above per batch, a change order will be issued for additional tests.

•	Aseptically fill bulk Drug Substance into sterile bulk containers
•	Test product against pre-determined specifications. Tests to be performed may include the following:
•	[…***…]
•	Author testing reports and Engineering Run Report

Deliverables

•	Executed batch records
•	Cytovance testing reports
•	Bulk filled Drug Substance suitable for use in non-clinical studies and stability studies

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•	Engineering Run Report

10. Reference Standard Preparation

Objectives

•	Prepare analytical reference sample for support of further development, stability studies and release testing

Activities

•	Fill into final container

Note: Cytovance is currently able to fill a maximum of […***…]

•	Store vials of Reference Standard at an agreed upon temperature
•	Manage additional outsourced testing for characterization

Deliverables

•	Vialed Reference Standard
•	Vendor-supplied Reference Standard report

11. Non-cGMP Drug Product Fill/Finish

Objectives

•	Perform Non-cGMP fill of Engineering material

Activities

•	Agree upon the concentration, vial configuration, and fill volume with Synthorx prior to fill
•	Perform Non-cGMP fill of Drug Substance. The manufacturing process may include:
•	[…***…]
•	Drug Product Testing may include:
•	[…***…]
•	Provide testing results

Deliverables

•	Non-cGMP filled Drug Substance
•	Executed batch records
•	Analytical Test Results

12. cGMP Productions

Note: Cytovance recommends completion of a Non-cGMP Engineering Run prior to cGMP production. Should Synthorx chose not to complete an Engineering run, they will be responsible for the cGMP run in its entirety. If the cGMP run fails for any reason, the run will be terminated, and Synthorx will be responsible for all associated costs for this run and any repeat runs.

Objectives

•	Perform […***…]
•	Manufacture at the same scale as the engineering batch to minimize the risk of issues arising during cGMP processing

Activities

•	Manufacture […***…] under cGMP conditions
•	Cytovance in-process testing to include as appropriate:
•	[…***…]

Note: If in-process testing exceeds above per batch, a change order will be issued for additional tests.

•	Aseptically fill bulk Drug Substance into sterile bulk containers

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•	Test product against pre-determined specifications. Tests to be performed may include the following:
•	[…***…]
•	Prepare disposition documentation

Deliverables

•	Bulk-filled Drug Substance
•	Certificate of Analysis
•	Certificate of Conformance or disposition document
•	Lot file assembly

13. cGMP Drug Product Fill/Finish

Objectives

•	Perform cGMP Drug Product Fill

Activities

•	Perform […***…]. The manufacturing process may include:
•	[…***…]
•	Drug Product Testing may include:
•	[…***…]
•	Prepare Certificate of Analysis, Certificate of Conformance, and Lot File Assembly

Deliverables

•	Released cGMP Drug Product
•	Executed batch records
•	Certificate of Analysis
•	Certificate of Conformance or disposition document
•	Lot File Assembly sufficient to support […***…]

14. Stability Testing Program

Objectives

•	Perform stability studies on Drug Substance, Reference Standard, and Drug Product made at Cytovance

Activities

•	Define storage container/closure, storage temperatures, time points, test article total mass and concentration, and test methods in a Study Protocol prior to execution
•	Test Drug Substance (DS), Reference Standard (RS), and Drug Product (DP) stability. A preliminary protocol is below:

Preliminary Stability Protocol

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Deliverables

•	Stability Study Protocol
•	Stability Report at each time point

15. Column Cycling in Non-cGMP and cGMP Production

Objectives

•	Provide the option to cycle columns during Non-cGMP and cGMP manufacturing

Note: Cytovance will include […***…].

16. Individual Vial Labeling and/or Inspection

Objectives

•	Perform custom labeling and inspection of all Synthorx’s Drug Product vials — Non-cGMP and cGMP

Activities

•	Agree with Synthorx on label copy
•	Send label copy to Synthorx for review and approval
•	Apply customer vial label to Drug Product vials
•	Perform vial inspection

Deliverables

•	Labeled and/or inspected Drug Product

17. Program Management

Objectives

•	Provide overall management of the program per the agreed scope and terms of the contract
•	Ensure project team alignment about contract milestones and deliverables
•	Ensure customer satisfaction with all aspects of the program through effective and timely communication

Activities

•	Serve as primary contact for Synthorx
•	Manage and coordinate communications between the companies and program team members
•	Host program team meetings biweekly or as required (via teleconference or at Cytovance facilities)
•	Anticipate and report deviations from program scope and timeline
•	Manage activities, timelines and milestone deliverables
•	Plan and manage appropriate resource availability
•	Provide technical summaries and updates
•	Align program team

Deliverables

•	Timely communication on project progress and events
•	Program updates
•	Gantt chart and/or document tracking tool, as appropriate

E. Price Matrix

The price estimate below is based on client information and current assumptions. Pricing may be modified after detailed technical review, receipt of additional information, and mutual development and agreement of a detailed Scope of Work.

[…***…]

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[…***…]

F. Storage and Shipping Assumptions

Storage Assumptions and Matrix

•

Cytovance will store Process Development or in-process samples for […***…] following Drug Substance lot disposition. After […***…], Synthorx will be notified that samples will disposed of if shipping arrangements are not coordinated within […***…].

•	Cytovance will store Master and/or Working Cell Banks for […***…] after bulk Drug Substance lot disposition at […***…]. Extended storage […***…].

Note: Cytovance requires that at least […***…]% of each Cell Bank vial count be stored at an offsite cell bank storage facility

•	Cytovance will store filled Drug Substance and/or Drug Product for […***…]. Extended storage […***…].
•	Stability sample storage will be billed monthly per the matrix below based on number of vials stored at each temperature
•	Vials larger than […***…] size will have additional charges applied on top of the charges listed in the matrix. All storage charges will be confirmed with Synthorx prior to billing.

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[…***…]

Bulk Storage Assumptions and Matrix

•

Cytovance will store bulk in-process materials (i.e. held harvest material, column eluates, etc.) and/or Drug Substance for […***…]. Extended storage […***…]. All storage charges will be confirmed with Synthorx prior to billing.

[…***…]

Sample Shipping Assumptions and Matrix

Due to the complexity of each client’s shipping configuration an estimate is provided in the table below that outlines the shipping cost based on Cytovance’s standard packout configuration and a […***…] vial. Synthorx will be billed for all Process Development or QC shipments per the following table (by sample shipment or shipments containing up to […***…]).

[…***…]

•	Shipment of in-process testing samples retains, and bulk Drug Substance and/or filled Drug Product will be invoiced separately
•	Boxes over 75 pounds will incur a heavy box surcharge of $[…***…] per box
•	[…***…]

Cell Bank and Bulk Drug Substance and/or Filled Drug Product Shipping Assumptions and Matrix

Cytovance has relationships with major shipping companies such as FedEx, World Courier and UPS, and works with each client on unique shipping configurations. If necessary, Cytovance will also make recommendations based on our experience to ensure products reach their destination safely. Shipping Includes:

•	Shipping management and preparation
•	Product shipment verification: Cytovance to Synthorx-specified United States destination
•	Domestic shipping documentation preparation

Note: Does not include freight charges, which will be billed as a pass through

Packaging and Shipment	Unit	Unit Price	Total Price
Cell Bank Includes shipment in Dewar with shiplog and return of Dewar to Cytovance	TBD	$[…***…]	TBD
Bulk Drug Substance and/or Filled Drug Product Includes Temp-tale	TBD	$[…***…]	TBD

G. Payment Terms and Program Assumptions

Payment Terms

•

Pricing-information for the-provided Scope of Work will be valid until the expiration date. If the proposal is not signed by the expiration date, Cytovance reserves the right to adjust pricing per current policies.

•	Invoicing milestones are in the Payment Table
•	Prepayment, identified in the Payment Table, is non-refundable
•	All Cytovance milestone invoices and pass through material reconciliations will be e-mailed to Synthorx Accounts Payable
•	Scope of Work milestones will be invoiced as defined in the Payment Table and payment is due net […***…] from Cytovance invoice
•	Program Management fees will be charged for each month between contract signature and PD material shipment or cGMP lot disposition
•	Additional services will be charged at a labor rate of $[…***…]/hr for standard services and $[…***…]/hr for director-level services and above, plus reasonable travel expenses if required
•	A […***…]% administrative fee will be applied to outsourced testing fees for Cytovance management and coordination
•	A […***…]% administrative fee will be applied to outsourced material and/or waste disposal fees for Cytovance management and coordination
•	Project-specific materials costs, excluding general-use items, will be passed to or purchased by Synthorx
•	Chromatography resin/columns for use in manufacturing will be purchased by Synthorx and drop-shipped to Cytovance
•

Raw materials/components and outsourced services will be invoiced as purchase orders are placed with suppliers; payment is due upon receipt of Cytovance invoice. If costs exceed projections, Cytovance will obtain Synthorx’s written approval for additional costs.

•	Any additional capital requirements and associated equipment qualification will be purchased by Synthorx, unless arranged as a pass-through cost with Cytovance in a Change Order.

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•

If Cytovance purchases equipment or materials, and passes the costs to Synthorx, a […***…]% administrative fee will apply to cover acquisition, inventory, quarantine, release testing, storage, dispensing, staging and cGMP documentation

•	Cytovance will create […***…]; additional new specifications […***…]
•

If components or excipients must be sourced by a vendor not qualified by Cytovance, a fee of $[…***…] per paper audit and/or $[…***…] per on-site vendor audit will apply, not including client-approved, product-specific vendor audit costs, which will be Synthorx’s responsibility.

•	Cytovance is not a long-term storage facility
•

Cytovance will store the samples, and/or Drug Substance, and/or Drug Product for […***…] after fill at […***…]. Extended storage […***…] as identified in the shipping and storage section of this proposal.

•

Cytovance will store raw materials for a period of […***…] after release at […***…]. Extended storage […***…]. If raw materials expire, disposal costs will be billed as a pass-through with a […***…]% administration fee, or Synthorx will be responsible for any shipping and handling costs incurred for shipment to a client-specified destination.

•	Cytovance will store used client-supplied resins and/or columns for […***…] after production completion at no additional charge. Extended storage […***…], inclusive of all columns and/or resins.

Program Assumptions

•

This proposal is based on Cytovance’s understanding of Synthorx’s requirements. Additional information obtained during work, because of work performed, or changes to the project assumptions, may impact the Scope of Work and project costs; changes will be agreed upon by Synthorx and Cytovance in writing, typically a Change Order, before performance.

•	Product-specific assays are defined for this proposal as those assays requiring procedures or reagents specific for Synthorx’s program, including, but not limited to, […***…]
•	Cytovance guarantees compliance with appropriate cGMP standards, but does not guarantee meeting draft specifications or target batch quantities. Cytovance staff will follow all batch instructions.
•

Assays not performed by Cytovance will not appear on the specification sheet unless a Cytovance QA representative has audited the testing laboratory. Such audits will be performed at Synthorx’s request and cost.

•

Stability testing costs are indicated per condition, inclusive of pull date, temperature, and storage according to the preliminary protocol presented in the Scope of Work. If testing or condition adjustments upon final Stability Protocol development, a Change Order may be issued.

•	If full qualification for Synthorx-specific excipients/components is needed, beyond the above Scope of Work, additional charges will apply
•	Synthorx is responsible for […***…] and Cytovance will use Synthorx’s designated shipper & account number. Title transfer of any material shipped from Cytovance will take place at FOB shipping point.
•	Synthorx is responsible for […***…] for Cytovance staff attending meetings requested by Synthorx not at Cytovance
•	If QP release is required for any deliverables, […***…] will be incurred by Synthorx
•	Cytovance and/or Synthorx may wish to issue a press release relating to this contract; written approval must be obtained from the other party prior information disclosure

H. Business Philosophy

Cytovance focuses on a strong client experience and was founded on the premise that an understanding of our customers’ technical and business needs is required to efficiently serve the market. We offer a comprehensive commercial-quality manufacturing service portfolio under reasonable terms and can provide continuity for the project duration. We believe technical excellence and appropriate compliance delivery is a given, and that we must differentiate ourselves and add significant value to our customers. Our business model allows us to meet customer needs by providing the following:

•	Multi-product cGMP manufacturing facility not retro-fitted space or converted from single/limited product use
•	Opportunity to grow: Facility design includes expansion space for larger scale production on a multi-product or client-specific basis
•

Comprehensive service offering that can provide a turnkey solution, but which allows clients maximum flexibility to take only the services they require. We are happy to undertake smaller stand-alone projects, and strive to allow our clients to focus time and resources on their core competencies.

•

Professional team with significant client-side experience supplemented by sound biopharmaceutical services market knowledge. We have a great appreciation for the larger drug development process picture, and use these experiences to build strong collaborative relationships and to ensure that we are meeting customer needs.

•

Maximum strategic flexibility: We avoid use of royalty-bearing intellectual property unless specifically requested, and ensure that all methods, processes and systems are transferable. We hope to develop long-term relationships but will provide our full support if it becomes necessary to transfer a process to an alternative manufacturing site.

•

Understanding products we deliver are more than therapeutic proteins and associated documentation; processes we develop belong to our customers and must be economically viable, robust, compliant, scalable and transferable.

•	Know-how allowing customers to fully support their process throughout its lifecycle
•	Range of strategic collaborators providing “seamless” access to necessary services not offered by Cytovance
•	Executive-level oversight of every customer relationship

I. Production Facility

Cytovance is a full-service Contract Development and Manufacturing organization (CDMO) in Oklahoma City, OK employing 220 people. Microbial host services include strain development and process development for cGMP production at the 10 L, 200 L, and 1,000 L scales, with 300 L SUF technology being added in 2018. Mammalian services include cell line development and process development for cGMP production at the 100 L,

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250 L, 500 L, and 1,000 L scales with a planned expansion into 2,000 L production for early 2019. With full Analytical Development and Quality Control testing groups, Cytovance provides method transfer, development, qualification, and validation, and in-process, release, and stability testing. Cytovance also has clinical-grade, liquid vial fill/finish capabilities, Master, Working, and End-of-Production cell banking, viral validation, and Process Characterization and Validation services. Cytovance operates out of four (4) facilities - three (3) located within the Oklahoma University Research Park, close to the city’s central business district encompassing over 100,000 square feet of laboratories, cGMP Drug Product and mammalian manufacturing, and administration space. Just north of the main campus is a 30,000 ft2 microbial cGMP manufacturing building, and a 100,000 ft2 cGMP warehouse. Cytovance welcomes appropriate Synthorx representatives to tour the facilities and perform a detailed review of Cytovance’s facility design, equipment, validation, process flow, and quality systems.

Analytical Test Equipment

Test	Quality Control Equipment	Analytical Development Equipment
pH	Beckman 350 pH meter	Mettler Toledo
Conductivity	Mettler	Mettler
Osmolality	Advanced Instruments Micro-Osmometer 3300	N/A
% Purity/Aggregates	Waters 2695 HPLC	Agilent 1100/1200 HPLC/Waters 2695 HPLC/Acquity H-Class Bio UPLC
Bioburden	Millipore Milliflex single head pump system Certified biological safety cabinet Precision Incubator	N/A
Endotoxin	Molecular Devices Spectra Max 384 plus UV/Vis plate reader/ Endosafe PTS	Molecular Devices Spectra Max M2e/ Endosafe PTS
Protein content	Beckman Coulter DU 730 spectrophotometer Molecular Devices Spectra Max 384 Plus Molecular Devices Spectra Max M2e	Beckman Coulter DU 730 spectrophotometer Eppendorf Biophotometer Molecular Devices Spectra Max M2e
ELISA	Lab Line Instruments Titer Plate Shaker Beckman Coulter MW96/384 plate washer Molecular Devices Spectra Max 384 plus Molecular Devices Spectra Max M2e BioTek Synergy / neo2 Multimode Reader	Lab Line Instruments and VWR Titer Plate Shakers Beckman Coulter MW96/384 plate washer Molecular Devices Spectra Max M2e Forte Bio Octet Red BLI
SDS-PAGE	Bio Rad Power Pac Bio Rad & Invitrogen electrophoresis cells SYNGENE G:BOX F3 Gel Documentation System Un-Scan-It Gel Analysis Software	Bio Rad Power Pacs Bio Rad & Invitrogen Electrophoresis cells Un-Scan-It Gel Analysis Software
CGE or CE-SDS	Beckman Coulter ProteomeLab PA 800/PA 800plus	Beckman Coulter ProteomeLab PA 800plus
IEF/cIEF/icIEF

Bio Rad Power Pac

GE Amersham Biosciences multiphor II

VWR Model 1160S Chiller

SYNGENE G:BOX F3 Gel Documentation System/ Un-Scan-It Gel Analysis Software

Beckman Coulter ProteomeLab PA 800/PA 800plus

Protein Simple iCE280 System

Bio Rad Power Pac GE Amersham Biosciences multiphor II VWR Model 1160S Chiller Protein Simple iCE280 System Beckman Coulter ProteomeLab PA 800 Plus
Immunoblotting	Bio Rad Power Pac Bio Rad & Invitrogen electrophoresis cells Bio Rad Trans Blot Semi-dry Transfer Cell SYNGENE G:BOX F3 Gel Documentation System	Bio Rad Power Pac Bio Rad & Invitrogen Electrophoresis/Transfer cells Bio Rad Trans Blot Semi-dry Transfer Cell
Residual DNA	Applied Biosystems Quant Studio 6 RT PCR System Applied Biosystems Step One RT PCR System
Sialic Acids/ Glycoprofile		Dionex BioLC System – HPAED Acquity H-Class Bio UPLC- FLD Detector

Upstream and Downstream Equipment

Function	cGMP Manufacturing-Equipment-	Process-Development Equipment
Fermenter Systems	• 10 L Bio-Flo 320 • 200 L Biostat D200 Sartorius Fermenter • 300 L ThermoFisher HyPerforma SUF • 1,000 L Biostat D1000 Sartorius Fermenter	• 5 L Sartorius Biostat Aplus (8) • 14 L New Brunswick BioFlo 310 (1) and 320 (1)

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Function	cGMP Manufacturing-Equipment-	Process-Development Equipment
Cell Processing

•  Alfa Laval LAPX 404 Disk Stack Centrifuge

•  Alfa Laval High MBPX 810 Disk Stack Centrifuge

•  Pneumatic Scale Angelus P12 Centrifuge

•  GEA Homogenizer GEA Niro Soavi Ariete NS3015H

•  GEA Homogenizer Niro Soavi Panther NS3006L

•  GEA homogenizer Niro Soavi Panda 2000

• Beckman Coulter J-26XP • Beckman Coulter 367160 • GEA Homogenizer Niro Soavi Panda 1000+ • Beckman Coulter J-25 • VWR Clinical 200 • Angelus Powerfuge Pilot Continuous Centrifuge
Purification Systems

•  Mixing and depth filtration capabilities up to 1,000 L

•  Refolding and PEGylation capabilities up to 1,000 L

•  ASI Impulse Single Use Mixer (two (2) x 5,000 L)

•  1 in AKTA Process (up to 2000 LPH, gradient capability)

•  10 mm AKTA Process (27 to 400 LPH, gradient capability)

•  AKTA Ready, single-use (3 to 510 LPH, gradient capability)

•  Large inventory of columns up to 80 cm

•  Millipore membrane holder (0.1 to 5.0 m2 capacity)

•  TangenX membrane holder (1.0 to 30.0 m2 capacity)

•  Refolding with imPULSE 30L SUM

•  Mixing and Depth filtration capabilities up to 30L

•  AKTA Pure (2), AKTA Explorer (2)

•  AKTA Avant (2), AKTA Pilot

•  GE 10 mm Bioprocess Skid

•  Chromatography columns 0.6 to 30.0 cm

•  Scilog TFF systems with holders to 0.5 m2 (5)

J. Personnel

Jesse McCool, Ph.D., Senior Vice President of R&D Services

Dr. Jesse McCool has over 10 years’ experience in microbial process development, characterization and technology transfer. Prior to Cytovance, Jesse was the Director of Process Development at Lonza Biologics; while there, he expanded offerings in Microbial R&D Services and improved market presence through driving new technologies development, particularly in the areas of strain development, Design of Experiments (DoE), and late-stage program support. He helped to adopt a QbD framework for supporting pre-validation activities, supported numerous cGMP campaigns as a subject matter expert, and has significant experience in six-sigma and Operational Excellence. As an established speaker, he has chaired and presented at various industry conferences. He has written and contributed to numerous published papers on topics including fermentation process design and microbial expression technologies. Prior to Lonza, Jesse was a Scientist at Mascoma Corporation and Postdoctoral Research Associate at the Thayer School of Engineering at Dartmouth College. He holds a B.S. in Environmental Sciences and a Ph.D. in Microbiology, both from the University of Massachusetts Amherst, and recently completed advanced coursework in Microbial Physiology and Fermentation Technology at Technische Universiteit Delft in The Netherlands.

Mike O’Mara, Senior Vice President of Manufacturing Operations

Mike O’Mara has more than 23 years’ experience in biopharmaceutical contract manufacturing encompassing microbial, mammalian, and cell therapy manufacturing processes ranging from Preclinical/Phase I through Commercial. Prior to Cytovance, Mike worked at DynPort Vaccine Corporation as Senior Director of Manufacturing, and was TissueGene’s Vice President of Manufacturing, and worked for Lonza Biologics for 18 years in several operations and manufacturing positions. Mike has been part of numerous technology transfers, operational excellence initiatives, FDA and Regulatory agency audits, growing organizations, and manufacturing expansions/build-outs. Mike holds a B.S in Microbiology from The University of Maryland.

Edwin Miranda, Vice President of Quality

Mr. Miranda has over 33 years’ experience in biologics, medical device, and pharmaceutical manufacturing quality management. Prior to Cytovance, Edwin oversaw the UCB Pharma Quality Assurance team in a successful Keppra® FDA approval and New Drug Application (NDA)launch. He was Vice President of Quality Assurance URL Mutual Pharmaceuticals, Inc., and Director of Quality at both Legacy Pharmaceutical Packaging and Piramal Critical Care, Inc., where he managed quality systems, oversaw regulatory compliance functions, and developed successful remediation plans for 483 observations. Edwin has experience applying process improvement approaches for quality systems, including time and cost reductions for Quality Control laboratories and Quality Assurance teams. He holds a B.S. in Biology & Chemistry from Angelo State University in San Angelo, TX.

Naomi Seresinhe, M.B.A., Vice President of Program Management

Naomi Seresinhe has over 15 years’ experience in program management — including four years at Cytovance, and four years’ experience in upstream Research and Development. She has experience in process improvement, as well as financial analysis for financial and manufacturing industries. Naomi currently oversees the Program Management Team at Cytovance, and holds a B.Sc. in Microbiology from University of Saskatchewan and an M.B.A. from City University in Washington State.

Stephanie Wickham, Ph.D., Director of Manufacturing Sciences

Dr. Stephanie Wickham has over 12 years’ experience in research and industry cell culture and protein purification. Following graduate work with transfection, fermentation, and purification of proteins from mammalian and microbial hosts, she performed a post-doctoral fellowship in at the University of Oklahoma Health Sciences Center’s Cell Biology department developing small molecule enzyme inhibitors for an enzyme transformed into yeast and purified. Her focus at Cytovance has been process transfer into manufacturing, designing process scale-up processes and documentation, and leading the MST team as they help every client transition from bench- to full-scale clinical supply batches. Stephanie received a B.S. in Chemistry and Mathematics from Southwestern Oklahoma State University, and a Ph.D. in Microbiology and Immunology from University of Oklahoma Health Sciences Center, and completed a professional education program in fermentation at Massachusetts Institute of Technology.

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Frank Agbogbo, Ph.D., Director of Fermentation

Dr. Frank Agbogbo has over 13 years’ experience in academia and industry. Prior to Cytovance, Frank was a scientist at Novozymes, ICM, Inc., and Mascoma Corporation; he also served as Application Technology Manager at Mascoma. His background includes fermentation development, optimization, and scale-up, and enzymatic hydrolysis. Frank provided technical oversight responsibilities on piloting and commercial use of MGT products, and has authored several related publications. He has expertise with multiple microbial host strains including P. Stipitis, C. thermocellum, S. cerevisiae, and E. coli. Frank holds a B.S. in Chemical Engineering from Kwame Nkrumah’ University of Science and Technology, and a Chemical Engineering Ph.D. from Texas A&M University.

Seth Fisher, Director of Purification Development

Mr. Fisher, a Boston University Trustee Scholar, has over 20 years’ experience in research, process development scale-up and manufacture of complex biologics for both biopharmas and CMOs using mammalian and microbial expression platforms. As a trained protein biochemist, Seth has focused his career on the design and scale-up of purification methodologies for complex proteins, enzymes and vaccine products for a wide range of clinical areas. His industry experience includes positions at Amgen, GSK, Avid Bioservices, and Stamford BioProcess Technologies. His 10+ years at Amgen offered him broad purification experiences for monoclonal antibodies, peptides and Fc-peptide fusions, enzymes, cytokines, kinases, antiangiogenic factors and vaccine proteins; his work at Amgen included extensive refolding process development of E. coli-derived inclusion bodies and subsequent downstream processes development. While at GSK he was involved in discovery of a novel kinase p38 and a HIV protease as well as purification scale-up and production.

David Schmidt, Director of Analytical Development

David Schmidt has over 5 years’ experience in industry at Cytovance Biologics and over 6 years’ experience working in clinical laboratories at Integris Medical Center and Excalibur Pathology Labs. He has hands-on experience with analytical method development, optimization, and qualification. David currently oversees the Analytical Development lab at Cytovance, which involves transferring client analytical methods, verification and evaluation of in-house platform assays, new method development, drafting SOPs, and transferring methods to Quality Control. David has a B.S. in Microbiology and Chemistry from the University of Science and Arts of Oklahoma, and a B.S. in Microbiology from the University of Oklahoma.

Rabi Prusti, Ph.D., Executive Director of Quality Control

Dr. Rabi Prusti has 5 years’ academic and 25 years’ Biotech and Biopharmaceutical Industry experience in Research and Development, Quality Systems, Quality Control, Compliance, Analytical Method Development and Validation, CMC Documentation, Project Management, cGMP/GLP/FDA/USP/ICH compliance. Prior to Cytovance, he held positions at CancerVax, Protein Helix, BioSpecifics Technologies, VI Technologies, and Curative Technologies. Rabi has a strong background in Protein Biochemistry, Signal Transduction and Photobiology, 36 published research articles and has presented 56 abstracts. He has product development experience under both new product and commercial platforms with human growth factors, virus free plasma proteins, bacterial proteins, cell-based immunotherapy products, and monoclonal antibodies. Rabi has a B.S. and M.S. in the Life Sciences, M.Phil. in Developmental Biology and Bioenergetics from Jawaharlal Nehru University, New Delhi. He holds a Ph.D. in Biochemistry from Texas Tech University and completed his post-doctoral research at the University of Washington, School of Medicine in Seattle.

K. Payment Table

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[…***…]

AUTHORIZATION

Cytovance Biologics, Inc.		Synthorx, Inc.

By:	/s/ Jesse McCool	By:	/s/ Laura Shawver

Name:	Jesse McCool	Name:	Laura Shawver

Title:	Sr. VP R&D Services	Title:	President and CEO

Date:	17 Apr 18	Date:	4/16/2018

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